PHILADELPHIA INSURANCE COMPANIES
ADDITIONAL SUPPLEMENTAL INFORMATION
FOR THE THREE MONTHS ENDED MARCH 31, 2007 AND 2006
(IN THOUSANDS)
NET LOSS AND LOSS ADJUSTMENT EXPENSES:

	Net Incurred Loss and Loss Adjustment Expenses			(1) Net Paid Loss and Loss Adjustment Expenses
	For The Three Months Ended			For The Three Months Ended
	March 31,			March 31,
PRODUCTS	2007	2006		2007	2006
COMMERCIAL LINES	$115,467	$110,798		$73,145	$62,676
SPECIALTY LINES	30,777	26,819		15,857	14,454
PERSONAL LINES	4,261	6,048		3,200	5,191

TOTAL	$150,505	$143,665		$92,202	$82,321

WHOLE ACCOUNT NET QUOTA SHARE REINSURANCE COMMUTATIONS	0	0		0	(31,804)

TOTAL NET LOSS AND LOSS ADJUSTMENT EXPENSES	$150,505	$143,665		$92,202	$50,517

Net Loss & Lae Reserves @ March 31, 2007		$1,153,732

Taxable Equivalent Yield @ March 31, 2007		5.4%

Portfolio Duration @ March 31, 2007		4.6	yrs

Book Value Per Common Share @ March 31, 2007		$17.58

Shares Repurchased During the Three Months Ended March 31, 2007		0

(1)	During February 2006, the Company entered into a Reinsurance Commutation and Release Agreement effective as of January 1, 2006 with respect to the 2004 Whole Account Net Quota Share Reinsurance contract. As a result of this commutation, the Company increased its Net Unpaid Loss and Loss Adjustment Expenses and decreased its Net Paid Loss and Loss Adjustment Expenses by $31.8 million for the three months ended March 31 2006.